Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) is made on June 24, 2022 (the “Effective Date”), by and between RANDY NORRIS BAILEY and MICHELLE E. BAILEY, Husband and Wife, (“Sellers”), MACRAL Properties, LLC., a North Carolina limited liability company (the “Company” or “MACRAL”) and MHP PURSUITS LLC, a North Carolina limited liability company (“Buyer”).

WHEREAS, Sellers hold one hundred percent (100%) of the membership interests (“Membership Interest”) in the MACRAL Properties, LLC;

WHEREAS, Sellers’ Membership Interests are subject to the terms and conditions of a certain Limited Liability Company Operating Agreement among the Company and its members (the “Operating Agreement”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to acquire from Seller, all of Seller’s Membership Interests in the Company pursuant to the terms and conditions of this Agreement without restrictions, except for those set forth in the Operating Agreement, and encumbrances.

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Summary of Terms and Defined Terms. The following summary of terms and defined terms are hereby incorporated into this Agreement:

SUMMARY OF TERMS AND DEFINED TERMS
A. Sellers and Sellers’ Notice Information:	Randy Norris Bailey Michelle E. Bailey [redacted]
B. Buyer and Buyer’s Notice Information:	MHP Pursuits LLC, a North Carolina limited liability company (“Buyer”) 136 Main Street Pineville, North Carolina 28134 Attention: Adam Martin [redacted]
C. Property and Address:	Country Road MHP, 665 Mt Olivet Church Road, Franklinton, NC 27525
D. General Description of Real and Personal Property of the Company:

Mobile Home Park’s with 28 home sites located on approximately 26.93 acres as described on Exhibit “A” attached hereto (the “Land”) and 55 Park-Owned Homes (as defined below) as described on Exhibit “C” attached hereto.

E. Property Tax ID Number(s):	1846-98-9548 and 1846-99-3198
F. Purchase Price:	$2,000,000.00 (the “Purchase Price”)
G. Closing Date:

Thirty (30) days after the last day of the Due Diligence Period or such earlier date as may be agreed upon by the parties in writing (the “Closing Date”) as the Closing Date may be extended in accordance with Exhibit “B” attached hereto.

H. Title Company; Holder of Earnest Money	Stewart Title Guaranty Company (“Title Company” or “Holder”) 5935 Carnegie Boulevard, Suite 301 Charlotte, North Carolina 28209
I. Effective Date of this Agreement:	(the “Effective Date”), which shall be the later of the dates that Buyer and Sellers have executed this Agreement as set forth below their signatures attached hereto.
J. Earnest Money:	$15,000.00 (the “Earnest Money”)
K. Due Diligence Period:

Thirty (30) days after the date that Sellers have completed delivery to Buyer of the Due Diligence Materials (as defined in Exhibit “B” attached hereto) as confirmed in writing by the parties in accordance with Section 5; then an additional forty-five (45) days for completion of third-party reports, with the only contingency during this last forty-five (45) day period being the acceptability of completed third-party reports (the “Due Diligence Period”)

L. Buyer’s Broker:	None (“Buyer’s Broker”)
M. Sellers’ Broker:	None (“Sellers’ Broker”)

ARTICLE I. DEFINITIONS; CONSTRUCTION.

1.1. Definitions.

Capitalized terms used in this Agreement, other than those which are defined in the Operating Agreement or the body of this Agreement, are defined in Summary of Terms and Defined Terms above and Exhibit E. hereto. Capitalized terms not otherwise defined herein or in Exhibit E shall have the respective meanings set forth in the Operating Agreement.

1.2. Construction.

Except as otherwise expressly provided herein, the following rules of construction apply to this Agreement: (a) the singular includes the plural and the plural includes the singular except when the context otherwise requires; (b) “include” and “including” are not limiting; (c) a reference to any agreement or contract includes exhibits, schedules, and permitted supplements and amendments thereto; (d) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (e) a reference to a Person includes such Person’s permitted successors and assigns; and (f) unless the context otherwise requires, a reference in this Agreement to an Article, Section, Paragraph, Exhibit, or Schedule is to the respective Article, Section, Paragraph, Exhibit, or Schedule of or to this Agreement.

ARTICLE II. SALE AND PURCHASE OF MEMBERSHIP INTERESTS; CLOSING.

2.1. Sale and Purchase of Membership Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, and transfer to Buyer, and Buyer shall purchase from Sellers, all of the Membership Interests in the Company held by Sellers (the “Membership Interest”).

(b) The purchase price for the Membership Interest shall be $2,000,000.00 (the “Purchase Price”), payable as follows: $15,000.00 (the “Earnest Money”) deposit due within 10 days after the Effective Date and balance due at closing.

(c) After giving effect to the sale and purchase under this Section 2.1. and the completion of the Closing, Buyer shall be the substituted Member in the Company pursuant to the terms of the Operating Agreement, holding 100% (the “Membership Interests”) in the Company as set forth opposite Buyer’s name in the Operating Agreement.

(d) Buyer has paid Sellers the sum of $250.00, the receipt of which is hereby acknowledged by Sellers, as option money for Buyer having the right to terminate this Agreement during the Due Diligence Period. Within ten (10) days after the Effective Date, Seller shall deliver to Buyer the Due Diligence Materials to the extent within Sellers’ possession. Upon the completion of Sellers’ delivery to Buyer of all such Due Diligence Materials, Buyer and Sellers shall agree in writing (which may be via e-mail) as to such date of completion of delivery, which shall be the date of commencement of the Due Diligence Period. Prior to Closing, Buyer and Buyer’s representatives and agents shall have the right to enter upon Property at Buyer’s expense, and at reasonable times, to inspect, survey, examine, and test the Property as Buyer may deem necessary as part of Buyer’s acquisition of the Property. Sellers shall allow Buyer and its representatives and agents access to, or shall provide documents for review, whichever the case may be, with respect to the Property at all reasonable times and shall cooperate with Buyer’s efforts to conduct the inspections permitted herein. Sellers agree to cooperate in introducing Buyer to vendors, staff and other parties who have experience with the Property’s ongoing operations. Buyer shall indemnify and hold Sellers harmless from and against any and all claims, injuries and damages to persons and/or property arising out of or resulting from the exercise of Buyer’s inspection rights; provided, however, Buyer’s indemnity obligations shall not extend to any claims, injuries or damages resulting from or relating to (i) any action of Sellers or their agents or representatives or (ii) any existing environmental contamination or other conditions with respect to the Property that may be discovered by Buyer as the result of its investigations. During the Due Diligence Period, Buyer may evaluate the Property, the feasibility of the transaction, the availability and cost of financing, and any other matters of concern to Buyer. Buyer shall have the right to terminate this Agreement by delivering notice to Sellers at or before 11:59 p.m. Eastern time on the last day of the Due Diligence Period, if Buyer determines, for any reason or no reason, that it is not desirable to proceed with the transaction during the first thirty (30) days of the Due Diligence Period, and only if completed third-reports are unacceptable during the last forty-five (45) days of the Due Diligence Period. In such event, Holder shall promptly refund the Earnest Money to Buyer, and neither party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement.

2.2. Closing.

The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 136 Main Street, Pineville, NC 28134, , or such other place agreed to by the parties hereto, on such date and at such time as agreed to by the parties hereto (such date of the Closing being hereinafter called the “Closing Date”). At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, the parties to this Agreement shall take the following actions, which deliveries and actions shall be deemed to have occurred simultaneously and to constitute the Closing hereunder:

a) Sellers and Buyer shall execute and deliver the Assignment in similar form and terms as identified in Exhibit D pursuant to which Sellers shall assign and deliver 100% of the Membership Interests to Buyer; and

(b) Buyer shall pay Sellers the Purchase Price by wire transfer in immediately available funds to a bank account designated by Sellers.

The Closing shall not be deemed to have occurred until each of the deliveries and actions described in this Section 2.2. has occurred and any other conditions set forth in Article VI. shall have been satisfied or waived by the party entitled to the benefit thereof.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

BY THE COMPANY, AND BY SELLERS RELATING TO THE COMPANY.

As inducement to Buyer to enter into this Agreement, Sellers and the Company represents and warrant to Buyer as follows:

3.1. Existence and Power.

(a) The Company is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of North Carolina and has all requisite power and authority to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated by the Operating Agreement. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business makes such licensing or qualification necessary.

(b) Sellers have heretofore furnished to Buyer a complete and correct copy of the Company’s Articles of Organization and the Operating Agreement, each as amended to date, each of which is in full force and effect. The Company is not in violation of any of the provisions of the Articles of Organization or the Operating Agreement except where such violation would not, individually or in the aggregate, have a material adverse effect on the Company.

(c) Neither the execution, delivery, and performance of this Agreement nor the consummation by Sellers of the transactions contemplated hereby (i) conflicts with or violates the Articles of Organization or the Operating Agreement or (ii) results in the creation or imposition of any Encumbrance upon any property or assets of the Company.

3.2. Litigation.

There is no action, suit, or proceeding pending or, to the best knowledge of Sellers after due inquiry, investigation pending or action, suit, proceeding, or investigation threatened against the Company or any subsidiary or any of their assets in any court or before any governmental department, board, agency, or instrumentality or any arbitrator as to which there is a reasonable possibility of an adverse determination which would materially impair the Company’s or any such subsidiary’s, as the case may be, ability to perform its obligations under the Operating Agreement or would have a material adverse effect on the Company or such subsidiary, as the case may be. Additionally, the Company currently has no debt, liability, obligation or commitment, absolute or contingent, known or unknown, relating to or connected with the MACRAL Membership Interests, other than what is specifically disclosed in writing by Sellers prior to Closing.

3.3. Activities.

The Company has not engaged in any business or activity of any kind other than the business and activities expressly contemplated and permitted by the Operating Agreement.

3.4. Tax Matters.

(a) All Tax Returns required to be filed by the Company have been accurately prepared in all material respects and timely filed and all Taxes for which the Company may be held liable (other than the Taxes referred to in the next sentence) have been paid or accrued within the prescribed period or any extension thereof. All Taxes required to be withheld by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign partners or foreign persons or to employees of the Company have been collected and withheld, and have been either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the employer.

(b) Except as would not, individually or in the aggregate, have a material adverse effect, there are no Tax liens upon any property of the Company or any subsidiary except for liens for current Taxes not yet due and payable.

(c) The Company qualifies (and has since the date of its organization qualified) and, giving effect to the terms of the Operating Agreement, will qualify immediately after the Closing Date, to be treated as a partnership for federal income tax purposes, and none of the Company or any former Member or any taxing authority has taken a position inconsistent with such treatment.

(d) None of the Company’s payroll, property, or receipts or other factors used in a particular state’s apportionment or allocation formula results in an apportionment or allocation of business income to any state other than North Carolina, and the Company has no nonbusiness income that is allocated, apportioned, or otherwise sourced to any state other than North Carolina.

3.5. Title to Membership Interests.

The Sellers own, possess and have good and marketable title to the Company Membership Interests free and clear of all liens, leases, pledges, charges, encumbrances, equities, covenants, conditions, restrictions or claims of every nature and kind whatsoever.

3.6. Legal Requirements.

The Sellers have all requisite power, authority and approvals to transfer ownership of the Company’s Membership Interests.  The Sellers are the only Members and the Company is in good standing with the State of North Carolina and have complied and will continue to comply with all applicable federal, state or local statutes, laws and regulations, if any, with respect to its operations and ownership of the Company’s Membership Interests.

3.7 Inquiry.

The Sellers and the Company’s manager and representatives have been given the opportunity to conduct satisfactory due diligence of Buyer, and have been given the opportunity to speak with Buyer’s management during their due diligence.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLERS.

As an inducement to Buyer to enter into this Agreement, Sellers represent and warrant to Buyer as follows:

4.1. Existence and Power.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and have the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Further, pursuant to Article X of the Operating Agreement the execution, delivery, and performance of this Agreement has been duly authorized by all necessary Company actions. After due authorization, execution, and delivery by Buyer, this Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

4.2. No Conflict; Required Filings and Consents.

Neither the execution, delivery and performance of this Agreement nor the consummation by Sellers of the transactions contemplated hereby (a) conflicts with or violates (i) any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Sellers, (ii) the Articles of Organization of Sellers, or (iii) any contract, agreement, instrument, mortgage, note, lease or other arrangement binding on or affecting Sellers or any of its property; (b) requires any consent, authorization or approval under any contract, agreement, instrument, mortgage, note, lease or other arrangement to which Sellers or any of its property is bound; or (c) results in the creation or imposition of any Encumbrance upon any property of Sellers.

4.3. Governmental Authorizations.

Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by Sellers under this Agreement or the consummation by Sellers of any transaction contemplated hereby has been completed, made, or obtained on or before the date of this Agreement.

4.4. Litigation.

There is no action, suit, or proceeding pending or, to the best knowledge of Sellers after due inquiry, investigation pending or action, suit, proceeding or investigation threatened against or affecting Sellers or any of its property, in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which, if adversely determined, would materially impair Sellers’ ability to perform its obligations under this Agreement or would have a material adverse effect on the consolidated financial condition of Sellers.

4.5. Company Matters.

Upon the Closing, Sellers will transfer good, valid, and marketable title in the Membership Interests to Buyer, free and clear of any Encumbrance, and the Membership Interest shall constitute all and 100% of Membership Interests in the Company.

4.6. Brokers.

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of Sellers.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

As an inducement to Sellers to enter in this Agreement, Buyer represents, warrants and agrees to and with Sellers as follows:

5.1. Existence and Power.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. Assuming due authorization, execution, and delivery by Sellers, this Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2. No Conflict; Required Filings and Consents.

Neither the execution, delivery, and performance of this Agreement nor the consummation by Buyer of the transactions contemplated hereby (a) conflicts with or violates (i) any law, regulation, order, writ, injunction, decree, determination or award of any court, any government department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to Buyer, other than any law, regulation, or order with respect to which Buyer would not have been subject but for its ownership of the Membership Interest, (ii) the Articles of Organization of Buyer, or (iii) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting buyer or any of its property; (b) requires (i) any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease or other arrangement to which buyer or any of its property is bound or (ii) any consent, approval, exemption, authorization or permit of, filing with or notification to, or other action by, any court, administrative agency, governmental or regulatory authority, domestic or foreign, other than any consent, authorization or permit of, filing with or notification to, any governmental or regulatory authority applicable to buyer solely by reason of its purchase of the Membership Interest; or (c) results in the creation or imposition of any Encumbrance upon any property of buyer.

5.3. Brokers.

No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions hereunder based upon arrangements made by or on behalf of Buyer.

5.4. United States Securities Law Compliance.

Buyers acknowledge that the offering and sale of the Membership Interests is intended to be exempted from registration under the Securities Act of 1933, as amended (the “Securities Act”). Buyer understands and agrees that Buyer will sell or otherwise transfer its Membership Interest or any portion thereof only in accordance with the provisions of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration thereunder and otherwise in a manner which does not violate the securities laws of any State of the United States. Buyer understands that the Company is under no obligation to register any interest in the Company on behalf of Buyer or to assist Buyer in complying with any exemption from registration under the Securities Act or under any other applicable securities laws. Buyer also understands that sales or transfers of its Membership Interest are further restricted by the provisions of the Operating Agreement and the securities laws of the States of the United States.

5.5. Purchase for Own Account.

Buyer is acquiring the Membership Interests for Buyer’s own account as principal, for investment and not with a view to, or for the resale, distribution, or fractionalization thereof, in whole or in part, and no other Person has any direct or indirect beneficial interest in Buyer’s Membership Interests in the Company other than (a) as contemplated by the Operating Agreement or (b) in connection with the financing agreements to be entered into by Buyer, the proceeds of which are to be used by Buyer to purchase the Membership Interests.

5.6. Accredited Investor, Etc.

Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Buyer has such knowledge and experience in financial, tax and business matters that it is capable of evaluating the merits and risks of its purchase of the Membership Interest.

ARTICLE VI. CONDITIONS PRECEDENT.

6.1. Conditions to Buyer’s Obligation.

In addition to the other requirements set forth herein, the obligation of Buyer to purchase the Membership Interest hereunder shall be subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent:

(a) Prohibition. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court, or any foreign court, of competent jurisdiction or governmental authority which has jurisdiction over the enforcement of any applicable laws making illegal or prohibiting the consummation of the transactions hereunder.

(b) Representations and Warranties. The representations and warranties of Sellers in this Agreement shall be true, complete and correct in all respects on and as of the Closing Date and Buyer shall have received a certificate to that effect dated the Closing Date and executed by Sellers.

6.2. Conditions to Sellers’ Obligation.

In addition to the other requirements set forth herein, the obligation of Sellers to sell the Membership Interests to Buyer shall be subject to the satisfaction and fulfillment, at or before the Closing, of each of the following conditions precedent:

(a) Prohibition. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court, or any foreign court, of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making illegal the consummation of any of the transactions hereunder.

(b) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true, complete and correct in all respects on and as of the Closing Date and Sellers shall have received a certificate to that effect dated the Closing Date and executed by Buyer.

(c) Purchase of RON-RAN ENTERPRISES, L.L.C. Seller must simultaneously close its purchase of Randy Norris Bailey’s Membership Interest in RON-RAN ENTERPRISES, L.L.C. pursuant to Membership Interest Purchase Agreement dated June 24, 2022.

ARTICLE VII. INDEMNIFICATION.

7.1. Indemnification by Buyer.

Buyer shall defend and promptly indemnify Sellers and save Sellers harmless from, against, for and in respect of, and shall pay all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ fees and other costs and expenses incident to, any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by Sellers by reason of any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by Buyer hereunder or relating hereto or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect.

7.2. Indemnification by Sellers.

Sellers shall defend and promptly indemnify Buyer and save and hold it harmless from, against, for and in respect of, and pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including without limitation, reasonable attorneys’ fees and other costs and expenses incident to, any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by Buyer by reason of any breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made by Sellers hereunder or relating hereto or as a result of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect in any respect.

7.3. Procedure.

For purposes of this Article VII., the party entitled to indemnification shall be known as the “Injured Party” and the party required to indemnify shall be known as the “Other Party.” In the event that the Other Party shall be obligated to the Injured Party pursuant to this Article VII., or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Other Party may become obligated to the Injured Party hereunder, the Injured Party shall give prompt written notice to the Other Party of the occurrence of such event. The Other Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Other Party’s own cost and expense, which may include insurance coverage. The Injured Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of its own choice. In the event that the Other Party fails to timely defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding, the Injured Party shall have the right to defend, contest or otherwise protect against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Other Party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid.

7.4. Other Remedies.

The remedies provided by this Article VII. are in addition to, and not in lieu of, such other remedies as may be available under applicable laws.  Without limitation, the Buyer is entitled to enforce this Agreement by specific enforcement without the necessity of demonstrating inadequacy of damages or irreparable harm.

7.5. Payment.

Claims for indemnification involving the payment of money will be paid within ninety (90) days after written notification thereof.  Claims for indemnification involving amounts due to third parties will be promptly paid when due, subject to the right to contest the same in good faith.  Unpaid claims will incur interest at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal.

7.6. Survival of Representations and Warranties.

The covenants, agreements, indemnification obligations, representations, and warranties of each of the parties hereto shall survive the Closing for one (1) year after the Closing Date.

ARTICLE VIII. TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned by:  (a) mutual consent of the parties; (b) the Buyer if the Buyer is not in default during the Due Diligence Period only; (c) the Sellers if the Sellers is not in default.  In the event of termination, written notice thereof will be given to the other party or parties specifying the provision pursuant to which such termination is made.  On termination pursuant to this Article VIII, this Agreement will become void and have no effect and there will be no liability hereunder on the part of the Buyer or the Sellers or any of their respective officers, directors, employees, agents, stockholders or principals.

ARTICLE IX. DEFAULT

If a party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance.  If such default has not been cured within fifteen (15) business days after receipt of such default notice, (a) the non-defaulting Seller shall be entitled to retain the Earnest Money as liquidated damages (“Liquidated Damages”). It is acknowledged by the parties that the amount of Liquidate Damages is compensatory and not punitive, such amount being a reasonable estimation of the actual loss of Seller would incur as the result of this Agreement by Buyer and does not constitute a penalty; (b) the non-defaulting Buyer may elect to terminate this Agreement as a result of such breach and be entitled to the return of the Earnest Money or shall be entitled to specific performance of the Agreement.

ARTICLE X. CONDEMNATION OR CASUALTY.

10.1 Condemnation.

(a) In the event that all or any significant portion of the real property or personal property is condemned or taken by eminent domain or conveyed by deed in lieu thereof, or if any condemnation proceeding is commenced for all or any significant portion of any real property or personal property prior to Closing, either party may elect to terminate this Contract by written notice thereof to the other party within ten (10) days after such party is notified of the condemnation, taking or deed in lieu or institution of such condemnation proceeding. Upon termination of this Contract as provided in this Section 9.1(a), all rights, duties and obligations hereunder shall cease and be of no further force or effect (except with respect to the provisions hereof which expressly survive the termination of this Contract). If neither party terminates this Contract as aforesaid, then both parties shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event the LLC shall have the rights set forth in the Lease (including, without limitation, the rights, if any exist, of the landlord to receive condemnation proceeds with respect to such condemnation or taking) and there shall be no reduction in the Purchase Price. For purposes of this Section 9.1(a), “significant portion” of the real property or personal property shall be deemed to be any portion of the real property or personal property which, if subject to a condemnation, eminent domain or similar proceeding, gives rise to the right of the Tenant under the Lease to terminate such Lease or the right of Lender to demand payment in full of the related Loan.

(b) In the event that less than a significant portion of any real property or personal property is condemned, taken by eminent domain, conveyed by deed in lieu thereof or is the subject of a condemnation proceeding, neither party shall have the right to terminate this Contract and the Closing shall occur with no reduction of the Purchase Price, and any award or payment made therefor shall be paid as provided in the related Lease and Loan Documents.

10.2 Casualty.

(a) In the event that all or any substantial portion of the real property or personal property shall be damaged or destroyed by fire or other casualty prior to Closing, either party may terminate this Contract by written notice thereof to the other party within ten (10) days after such party is notified of the casualty. Upon termination of this Contract as provided in this Section 9.2(a), all rights, duties and obligations hereunder shall cease and be of no further force or effect (except with respect to the provisions hereof which expressly survive the termination of this Contract). If neither party terminates this Contract as aforesaid, then both parties shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event the LLC shall have the rights set forth in the Lease (including, without limitation, the rights, if any exist, of the landlord to receive insurance proceeds with respect to such casualty) and there shall be no reduction in the Net Purchase Price. In the event less than a substantial portion of any Parcel shall be damaged or destroyed by fire or other casualty prior to Closing, then the parties shall proceed in accordance with the third sentence in this Section 9.2(a).

(b) For the purposes of Section 9.2(a), a “substantial portion” of the real property or personal property shall be deemed to be any portion of such real property or personal property with either a fair market value or replacement cost equal to or greater than twenty-five percent (25%) of the outstanding principal balance of the Loan at the time of the casualty, or which gives rise to the right of the Tenant under the Lease to terminate such Lease or the right of Lender to demand payment in full of the related Loan.

ARTICLE XI. MISCELLANEOUS.

11.1. Amendments.

No amendment, modification, or waiver of any provision of this Agreement or consent to any departure from the terms of this Agreement by any party hereto shall be effective unless the same shall be in writing and signed by all the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

11.2. Notices.

All notices, requests, claims, demands, and other communications provided for or permitted hereunder shall be in writing including facsimile communication)and faxed, mailed registered, first-class mail, postage and charges prepaid) or delivered personally to the address or facsimile number set forth on the signature pages hereof or at such other address or facsimile number as shall be designated by a party in a written notice to the other parties. All such notices and communications shall, when mailed or faxed, be effective when received at the relevant address. Faxed communications must be followed by a hard copy of such faxed communication sent by first class mail, postage and charges prepaid.

11.3. No Waiver; Remedies.

Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

11.4. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.5 Assignment.

Buyer may assign its rights under this Contract to an entity controlling, controlled by, or under common control with Buyer without the prior written consent of Sellers; provided, that any such assignment must be made in a timely manner; and, provided, further, that Buyer must immediately provide Sellers with a copy of any instrument assigning this Contract.

11.6. Severability.

Each provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

11.7. Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original and, when taken together, shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the parties to the same extent as original signatures.

11.8. Consent to Jurisdiction.

Sellers and Buyer each (i) irrevocably submits to the jurisdiction of the state and federal courts of the State of North Carolina in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or shall affect its right to bring any action in any other court.

11.9. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, regardless of the law that might otherwise govern under applicable principles of conflict of laws thereof.

11.10. Headings.

The various Article, Section, and Paragraph headings in this Agreement are included herein for convenience of reference only, do not constitute a part of this Agreement for any other purpose, and shall not be considered in interpreting this Agreement.

11.11. Entire Agreement.

This Agreement, including the Exhibits and Schedules hereto, and the Operating Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior agreements, representations, warranties and understandings between or among the parties with respect to such subject matter.

12.11. Covenant not to Compete.

For five (5) years (“Specified Time”) in North Carolina in the county where the Property is located at Country Road MHP, 665 Mt Olivet Church Road, Franklinton, NC 27525, Sellers may not directly or indirectly engage, invest in, own, manage, operate, control or participate in the ownership, management, development, operation or control of, any business, trade or occupation which engages in the Business or any activities directly competitive with the Company.” The “Business” means the operation, management and ownership of manufactured housing or homes which the Company currently owns or holds title. See Section 57D-2-32 of the North Carolina Limited Liability Company Act.

11.12. Attorney Fees.

If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing party.

INTENDING TO BE BOUND, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

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COMPANY:

MACRAL PROPERTIES, LLC

/s/ Randy Bailey
Manager

/s/ Michelle Bailey
Manager

Address:
[redacted]

Attn:	Randy Bailey

SELLERS:

/s/ Randy Bailey		/s/ Michaell Bailey

Member		Member

BUYER:

MHP PURSUITS LLC

By:	/s/ Adam Martin

Title:	CIO

Address:
136 Main Street
Pineville, NC 28134

Attn:	Adam Martin

EXHIBIT A.

Legal Description of Real Property of the Company

EXHIBIT B

Due Diligence Materials

The following shall be incorporated into this Agreement.

1.	Within ten (10) days after the Effective Date, Sellers shall deliver to Buyer copies of the following items to the extent within Sellers’ possession (collectively, the “Due Diligence Materials”):

■	Operating Agreements, and amendments; financials for YTD and two preceding years; 12-month operating budget

■	Existing Survey, Environmental, Zoning and Title Reports and Policies

■	Water, Sewer, Trash, Gas, Electric, Property Tax, Ins, Repair & Maintenance Bills for the last 2-3 years

■	City, County and State Permits and Licenses

■	Signed lease agreements and signed rules & regulations for each tenant

■	A list of all Park-Owned Homes (if applicable), including Year, Make, Model, Size, Serial Number, VIN and Lot #

■	Certificates of title for Park-Owned Homes (if applicable)

■	Copy of current insurance policy and binder showing premiums and coverages

■	Itemization of past two year’s capital expenditures

■	Current rent roll including home site number, name of resident, move-in date, monthly rent, current balance, additional charges, prepaid rents, delinquencies, security deposits, and brief history of resident as available

■	List of employees/vendors with compensation

■	Three (3) years of operating bank statements, (Note: Includes other Parks and Operations not a part of this transaction)

■	Ownership entity tax returns for last three years (Note: Includes other Parks and Operations not a part of this transaction)

■	Any additional information in Sellers’ possession which would be helpful to the Buyer in the inspection of the Property.

■	Utilities and what they are made of (what are water/sewer lines made of? What is amperage of electric, etc.)

■	Who pays utilities and how is it metered? Water, sewer, gas, electric, trash, cable, landscaping, etc.

■	List of park problems (infrastructure, tenant, operational, etc.)

2.	Prior to Closing, at Buyer’s request from time to time, Sellers shall provide to Buyer a current rent roll and list of all delinquent Tenants within three (3) days after receipt of Buyer’s request.

3.	If any Seller desires to retain and not convey any Personal Property (“Excluded Property”), that Seller shall deliver to Buyer a list of any such Excluded Property within five (5) days after the Effective Date. If the Sellers fail to deliver a list of Excluded Property within such five (5) day period, then Sellers shall be deemed to have waived its right to exclude any Personal Property from the sale and conveyance of the Property, and all Personal Property owned by Sellers shall be included in the sale and conveyance of the Property.

4.	The Purchase Price shall be allocated on the Closing Statement as follows: forty percent (40%) to the Real Property and sixty percent (60%) to Personal Property/Goodwill.

EXHBIT C

Park-Owned Homes Descriptions and other Assets

EXHIBIT D

BILL OF SALE AND ASSIGNMENT

OF MEMBERSHIP INTEREST.

KNOW ALL MEN BY THESE PRESENTS THAT MACRAL Properties, LLC, a North Carolina limited liability company (the “Company”) and RANDY NORRIS BAILEY and MICHELLE E. BAILEY, Husband and Wife (the “Sellers”) hereby warrant to MHP PURSUITS LLC, a North Carolina limited liability company (“Buyer”), that Randy Norris Bailey and Michelle E. Bailey are the only Members of, and the holder of a 100% limited liability company Membership Interest in MACRAL Properties, LLC, a North Carolina limited liability company (“Membership Interest”).

THAT for good and valuable consideration, receipt of which is hereby acknowledged, Sellers do hereby sell, assign, transfer, convey, grant, bargain, set over, releases, deliver, and confirm the Membership Interest in the Company unto Buyer, its successors and assigns, free and clear of all Encumbrances (as such term is defined in the Limited Liability Company Membership Interest Purchase Agreement between Sellers and Buyer dated as of the date hereof (the “MIPA”)) and Buyer hereby accepts from Sellers the Membership Interest and agrees to become a substitute member of the Company.

TO HAVE AND TO HOLD the same unto Buyer, forever.

THIS Assignment is delivered pursuant to the MIPA, is subject to the terms and conditions thereof including the representations and warranties of title to the Membership Interest set forth therein, and is governed by the laws of the State of North Carolina.

INTENDING TO BE BOUND, Sellers has caused this Assignment to be duly executed as of the 14th day of November 2022.

COMPANY:

MACRAL PROPERTIES, LLC

/s/ Randy Bailey
Manager

/s/ Michelle Bailey
Manager

Address:
[redacted]

Attn: Randy Bailey
SELLERS:

/s/ Randy Bailey
Member

/s/ Michelle Bailey
Member

EXHIBIT E

Definitions

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(A) “Act” means the North Carolina Limited Liability Company Act, as the same may be amended from time to time.

(B) “Adjusted Capital Account” means, with respect to a Member, the balance in such Member’s Capital Account at the end of the relevant fiscal year, as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

(C) “Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

(D) “Capital Account” means for each Member the account established pursuant to Section 8.2 hereof and maintained in accordance with the provisions of this Agreement.

(E) “Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

(F) “Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

(G) “Distributable Cash” means, with respect to the Company for a period of time, all funds of the Company on hand or in bank accounts of the Company, as in the discretion of the Managers, that are available for distribution to the Members after provision has been made for (i) payment of all operating expenses of the Company as of such time; (ii) provision for payment of all outstanding and unpaid current obligations of the Company as of such time; and (iii) provision for such reserves as the Managers deem necessary or appropriate for Company Operations.

(H) “Encumbrance” shall mean any pledge, mortgage, hypothecate, granting of a security interest in or other encumber the Property or Membership Interest(s).

(I) “Fiscal Year” means the calendar year; provided that the first Fiscal Year of the Company shall commence on _________________, 2016, and continue through ______________, 2016.

(J) “Income” means, for each Fiscal Year or other period, each item of income and gain as determined, recognized and classified for federal income tax purposes, provided that any income or gain that is exempt from federal income tax shall be included as if it was an item of taxable income.

(K) “Initial Capital Contribution” means the initial contribution to the capital of the Company made by a Member pursuant to Section 8.1(a) of this Agreement.

(L) “Loss” means, for each Fiscal Year or other period, each item of loss or deduction as determined, recognized and classified for federal income tax purposes, increased by (i) expenditures described in Section 705(a)(2)(8) of the Code; (ii) expenditures contemplated by Section 709 of the Code (except for amounts with respect to which an election is properly made under Section 709(b) of the Code); and (iii) expenditures resulting in a deduction for a loss incurred in connection with the sale or exchange of Company property that is disallowed to the Company under Section 267(a)(1) or Section 707(b).

(M) “Majority” means, with respect to any referenced group of Managers, a combination of any of such Managers constituting more than fifty (50%) percent of the number of Managers of such referenced group who are then elected and qualified.

(N) “Majority in Interest” means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own more than fifty (50%) percent of the Membership interest owned by all of such referenced group of Members.

(O) “Manager” means each initial Member named in the Articles of Organization of the Company, or any other Person that succeeds such Manager in their capacity as Manager or any other Persons who are elected to act as Manager of the Company as provided herein. “Managers” refers to such Persons as a group.

(0) “Member” means each Person designated as a Member of the Company on Schedule I in the Operating Agreement, or any additional Member admitted as a Member of the Company in accordance with Article X. “Members” refers to such Persons as a group.

(P) “Membership Interest” means all of a Member’s rights in the Company, including without limitation, the Member’s share of the profits and losses of the Company, the right to receive distributions of the Company’s assets, any right to vote and any right to participate in the management of the Company as provided in the Act and this Agreement. As to any Member, Membership Interest shall mean the percentage set forth opposite such Member’s name on Schedule I attached hereto.

(Q) “Net Income” and “Net Loss” means for each Fiscal Year or other relevant period; (i) the excess of the Income for such period over the Loss for such period; or (ii) the excess of the Loss for such period over the Income for such period, respectively; provided, however, that Net Income and Net Loss for a Fiscal Year or relevant period shall be computed by excluding from such computation any Income specially allocated under Section 8.1.

(R) “Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

(S) “Secretary of State” means the Secretary of State of North Carolina.

(T) “Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).